As filed with the Securities and Exchange Commission on July 31, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Capital One Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	54-1719854
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1680 Capital One Drive
McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

Capital One Financial Corporation Associate Savings Plan as Amended and Restated
(Full Title of the Plan)
Matthew W. Cooper
General Counsel
1680 Capital One Drive
McLean, Virginia 22102
(Name and Address of Agent for Service)
(703) 720-1000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share (1)	$300,000,000	$300,000,000	$36,360

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Capital One Financial Corporation Associate Savings Plan as Amended and Restated.

(2)	Calculated in accordance with Rule 457(o) of the Securities Act.

NOTE
This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by Capital One Financial Corporation (the “Company” or “Registrant”) for the purpose of registering $300,000,000 of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued under the Capital One Financial Corporation Associate Savings Plan as Amended and Restated (the “Plan”). In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the original Registration Statement on Form S-8 filed by the Company with respect to the Plan on February 2, 1998 (SEC File No. 333-45453) and the additional Registration Statements on Form S-8 filed by the Company with respect to the Plan on July 26, 2002 (SEC File No. 333-97127) and January 31, 2014 (SEC File No. 333-193683), together with all exhibits filed therewith or incorporated therein by reference.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(1) The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018, filed with the Commission on June 18, 2019;
(2) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 20, 2019;
(3) The Company’s Quarterly Reports on Form 10-Q, filed with the Commission on May 1, 2019 and July 31, 2019;
(4) The Company’s Current Reports on Form 8-K filed with the Commission on January 29, 2019, February 1, 2019, February 4, 2019, February 5, 2019, May 3, 2019, May 7, 2019, June 12, 2019, June 27, 2019, and July 30, 2019;
(5) The Description of the Company’s Common Stock on Amendment No. 1 to Form 8-A, dated October 17, 1994.
Notwithstanding the foregoing, the Company is not incorporating any document or information deemed to have been furnished and not filed in accordance with the Commission’s rules.
In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K or the Plan’s Annual Report on Form 11-K, as applicable, covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Company’s Exchange Act file number with the Commission is 001-13300.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for the indemnification of officers and directors of corporations in terms sufficiently broad enough to permit the indemnification of the officers and directors of the Company from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”) under certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
Article XI of the Company’s Restated Certificate of Incorporation, and Section 6.6 of the Company’s Amended and Restated Bylaws, as amended (the “Amended and Restated Bylaws”), provide, in general, for mandatory indemnification of directors and officers to the fullest extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties. Under the DGCL, to be entitled to mandatory indemnification, a director or officer must have been successful in the defense of a claim or proceeding, or the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests, and with respect to any criminal proceeding, must have had no reasonable cause to believe his or her conduct was unlawful.
As permitted by the DGCL, Article X of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Restated Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.
The Amended and Restated Bylaws provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of the Company or, during such time, is or was serving at the request of the Company as a director, officer, employee, trustee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Company shall indemnify such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if authorized by the Board of Directors of the Company or brought to enforce rights under the indemnification provisions in Section 6.6 of the Amended and Restated Bylaws.
The Amended and Restated Bylaws also provide that the Company shall advance expenses reasonably incurred in connection with any action, suit or proceeding to directors and officers within 20 days of a request, provided that, if required by the DGCL, a director or officer furnishes an undertaking to repay any amounts advanced if it is ultimately determined, by a final judicial decision from which there is no further right to appeal, that the director or officer is not entitled to indemnification for such amounts.
The Amended and Restated Bylaws also provide that indemnification provided for in the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Amended and Restated Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Amended and Restated Bylaws; and that the Company may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Amended and Restated Bylaws.
In addition to the above, the Company may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Restated Certificate of Incorporation or the Amended and Restated Bylaws.

Item 8.	Exhibits.

The Registrant will submit or has submitted the Capital One Financial Corporation Associate Savings Plan as Amended and Restated (the “Plan”) and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Exhibit No.	Exhibit Description

4.1
Restated Certificate of Incorporation of Capital One Financial Corporation (as restated April 30, 2015) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on May 4, 2015).

4.2	Amended and Restated Bylaws of Capital One Financial Corporation, dated October 5, 2015 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on October 5, 2015).

23.1*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

*	Filed herewith.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 31st day of July, 2019.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Matthew W. Cooper
Matthew W. Cooper
General Counsel
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Matthew W. Cooper and Polly N. Klane, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard D. Fairbank	Chairman, Chief Executive Officer and President	July 31, 2019
Richard D. Fairbank	(Principal Executive Officer)

/s/ R. Scott Blackley	Chief Financial Officer (Principal Financial Officer)	July 31, 2019
R. Scott Blackley

/s/ Timothy P. Golden	Controller (Principal Accounting Officer)	July 31, 2019
Timothy P. Golden

/s/ Aparna Chennapragada	Director	July 31, 2019
Aparna Chennapragada

/s/ Ann Fritz Hackett	Director	July 31, 2019
Ann Fritz Hackett

/s/ Peter Thomas Killalea	Director	July 31, 2019
Peter Thomas Killalea

/s/ C.P.A.J. (Eli) Leenaars	Director	July 31, 2019
C.P.A.J. (Eli) Leenaars

/s/ Pierre E. Leroy	Director	July 31, 2019
Pierre E. Leroy

/s/ François Locoh-Donou	Director	July 31, 2019
François Locoh-Donou

/s/ Peter E. Raskind	Director	July 31, 2019
Peter E. Raskind

/s/ Mayo A. Shattuck III	Director	July 31, 2019
Mayo A. Shattuck III

/s/ Bradford H. Warner	Director	July 31, 2019
Bradford H. Warner

/s/ Catherine G. West	Director	July 31, 2019
Catherine G. West

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 31st day of July, 2019.

CAPITAL ONE FINANCIAL CORPORATION ASSOCIATE SAVINGS PLAN AS AMENDED AND RESTATED

By:	/s/ Meghan Welch
Meghan Welch
Chair of the Capital One Financial Corporation Benefits Committee

Index to Exhibits

Exhibit No.	Exhibit Description

4.1
Restated Certificate of Incorporation of Capital One Financial Corporation (as restated April 30, 2015) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on May 4, 2015).

4.2	Amended and Restated Bylaws of Capital One Financial Corporation, dated October 5, 2015 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on October 5, 2015).

23.1*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

*	Filed herewith.